Exhibit 3.5


                                STATE OF COLORADO
                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                        ENTRUST FINANCIAL SERVICES, INC.

Entrust Financial Services, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Colorado (the "Corporation"), does hereby certify the following:

FIRST: The Articles of Incorporation of the Corporation is hereby amended by inserting the following new paragraph following the current text of Article
THIRD:

         Upon the filing of this amendment with the office of the Secretary of State of the State of Colorado (the "Effective Date"):

         From and after the Effective Date any action required to be taken at a shareholders' meeting may be taken without a meeting by the written consent of shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present.

SECOND: The Corporation's directors took action to authorize this amendment pursuant to authority granted by shareholders of the Corporation pursuant to the By-Laws of the Company and Colorado Business Corporation Act ss.7-110-103. The resolutions adopted by the Board of Directors which set forth the foregoing amendment, declared that this amendment is advisable and consistent with the authority granted by the Corporation's shareholders.

THIRD: In accordance with Section 7-110-103 of the Business Corporation Act of the State of Colorado, a majority of outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approved the foregoing amendment.

FOURTH: The foregoing amendment has been duly adopted in accordance with Section 7-110-101 of the Business Corporation Act of the State of Colorado.

IN WITNESS WHEREOF, Entrust Financial Services, Inc. has caused this Articles of Amendment to be signed and executed in its name and behalf by its duly authorized President in accordance with provisions of the Business Corporation Act of the State of Colorado.


DATED: January 31, 2006

                                             ENTRUST FINANCIAL SERVICES, INC.

                                             By:     /s/ Arnold Kling
                                                 -------------------------------
                                                 Arnold Kling, President